Exhibit 2.1

Agreement and Plan of Merger

By and Among

COGNOS INCORPORATED,

dimension Acquisition Corp.

and

applix, inc.

Dated as of September 4, 2007

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3.26	Vote Required	28
3.27	No Other Agreements to Sell the Company or its Assets	28
3.28	Takeover Laws; Rights Agreement	28
3.29	Books and Records	28
3.30	No Other Representations and Warranties	28
ARTICLE IV	REPRESENTATIONS OF PARENT AND MERGER SUB	29
4.1	Organization and Qualification	29
4.2	Authorization	29
4.3	No Conflict; Required Filings and Consents	29
4.4	Offer Documents; Schedule 14D-9; Proxy Statement	30
4.5	Operations of Merger Sub	30
4.6	Litigation	30
4.7	Ownership of Company Capital Stock	31
4.8	Funds	31
ARTICLE V	COVENANTS	31
5.1	Covenants Relating to Conduct of Business	31
5.2	Access to Information	33
5.3	Certain Regulatory Matters and Consents	35
5.4	Acquisition Proposals	36
5.5	Company Stockholders’ Meeting; Short-Form Merger	38
5.6	Proxy Statement	38
5.7	Employee Benefits Matters	39
5.8	Fees and Expenses	40
5.9	Directors’ and Officers’ Indemnification and Insurance	40
5.10	Public Announcements	41
5.11	Stockholder Litigation	41
5.12	Maintenance of Insurance	41
5.13	Obligations of Merger Sub	41
5.14	Takeover Statute	41
5.15	Section 16(b)	41
5.16	Confidentiality	42
ARTICLE VI	CONDITIONS PRECEDENT	42
6.1	Conditions to Each Party’s Obligation to Effect the Merger	42
ARTICLE VII	TERMINATION AND AMENDMENT	42
7.1	Termination Prior to Appointment Time	42
7.2	Termination Before or After Appointment Time and Prior to Effective Time	44
7.3	Effect of Termination	44
7.4	Amendment	45
7.5	Extension; Waiver	45
ARTICLE VIII	GENERAL PROVISIONS	46
8.1	Non-Survival of Representations, Warranties and Agreements	46
8.2	Notices	46
8.3	Construction and Interpretation	46
8.4	Counterparts	47
8.5	Entire Agreement; No Third Party Beneficiaries	47
8.6	Governing Law	47

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8.7	Waiver of Jury Trial	47
8.8	No Waiver	47
8.9	Severability	47
8.10	Assignment; Successors and Assigns	47
8.11	Enforcement	48
8.12	Other Remedies	48
Annex A	Defined Terms	A-1
Annex B	Key Employees	B-1
Annex C	Conditions to the Offer	C-1
Annex D	Form of Tender and Voting Agreement	D-1

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Agreement and Plan of Merger

This Agreement and Plan of Merger, dated as of September 4, 2007 (this “Agreement”), is by and among CognOs Incorporated, a Canadian corporation (“Parent”), DIMENSION Acquisition Corp., a Massachusetts corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and APPLIX, INC., a Massachusetts corporation (the “Company”). Capitalized terms used in this Agreement have the meanings set forth in Annex A.

Recitals:

WHEREAS, it is proposed that Merger Sub shall, as promptly as practicable, commence a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of the Company (the “Company Common Stock”), at a price of seventeen dollars and eighty-seven cents ($17.87) per share of Company Common Stock, net to the holder thereof in cash without interest (such amount, or any different amount per share of Company Common Stock that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain executive officers (the “Key Employees”) of the Company set forth on Annex B have entered into employment agreements, in form and substance reasonably acceptable to such executive officers and the parties; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, each of the directors and executive officers of the Company, in their respective capacities as stockholders of the Company, have entered into Tender and Voting Agreements with Parent substantially in the form attached hereto as Annex D (each, a “Tender and Voting Agreement” and collectively, the “Tender and Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

The Offer

1.1   The Offer.

(a)   Terms of Offer; Conditions to Offer.   Provided that this Agreement shall not have been terminated pursuant to Article VII hereof, as promptly as practicable after the date hereof and on a date reasonably acceptable to the Company (but in no event more than ten (10) Business Days thereafter), Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the Company Common Stock at a price per share of Company Common Stock, subject to the terms of Section 1.1(b) hereof, equal to the Offer Price, without interest. The obligation of Merger Sub to accept for payment and to pay for any Company Common Stock tendered (and the obligation of Parent to cause Merger Sub to accept for payment and to pay for any Company Common Stock tendered) shall be subject only to (i) the condition (the “Minimum Condition”) that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Section 1.1(c) hereof), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock that, together with all other shares of Company Common Stock then owned by Parent and Merger Sub (if any), represents at least a majority of (x) all then outstanding shares of Company Common Stock, plus (y) all shares of Company Common Stock issued or issuable upon the exercise of all then outstanding Company Options with an exercise price that is equal to or less than $17.87, plus (z) all shares of Company Common Stock issued or issuable upon the exercise, conversion or exchange of any other securities or other rights (other than the Company Options) that are exercisable, convertible or exchangeable for shares of Company Common Stock and (ii) the other conditions set forth in Annex C hereto. Parent and Merger Sub expressly reserve the right, subject to compliance with the Exchange Act, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that (A) decreases the Offer Price, (B) changes the form of consideration to be paid in the Offer, (C) reduces the number of shares of Company Common Stock to be purchased in the Offer, (D) imposes conditions to the Offer in addition to the conditions to the Offer set forth in Annex C hereto, (E) amends the conditions to the Offer set forth in Annex C hereto so as to broaden the scope of such conditions to the Offer, (F) extends the Offer in any manner other than pursuant to and in accordance with the terms of Section 1.1(c) hereof or (G) amends or waives the Minimum Condition. The conditions to the Offer set forth in Annex C hereto are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in their sole discretion, other than the Minimum Condition, which may be waived by Parent and Merger Sub only with the prior written consent of the Company. The failure by Parent and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to accepting the shares of Company Common Stock pursuant to Section 1.1(d).

(b)   Adjustments to Offer Price.   The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, the Company Common Stock pursuant to the Offer.

(c)   Extension and Expiration of Offer.   Subject to the terms and conditions of this Agreement and the Offer, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or the NASDAQ that is applicable to the Offer and (ii) in the event that any of the conditions to the Offer, including the Minimum Condition and the other conditions set forth on Annex C hereto, are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub shall extend the Offer for successive extension periods of ten (10) Business Days each in order to permit the satisfaction of the conditions to the Offer; provided, however, that notwithstanding the foregoing clauses (i) and (ii) of this Section 1.1(c), in no event shall Merger Sub be required to extend the Offer beyond the Termination Date; and provided further, that the foregoing clauses (i) and (ii) of this Section 1.1(c) shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent to terminate this Agreement pursuant to the terms of Article VII hereof.

(d)   Payment for Shares of Company Common Stock.   Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, as promptly as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with Section 1.1(c) hereof). The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash without interest, subject to reduction only for any back-up withholding or other Taxes required by Applicable Law to be withheld by the Company or Merger Sub on behalf of such holder.

(e)   Subsequent Offering Period.   Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by any such subsequent offering period, as promptly as practicable after any such shares of Company Common Stock are tendered during such subsequent offering period. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, as so extended by any such subsequent offering period, shall be paid net to the holder thereof in cash without interest, subject to reduction only for any applicable back-up withholding or other Taxes required by Applicable Law to be withheld by the Company or Merger Sub on behalf of such holder.

(f)   Schedule TO; Offer Documents.   As soon as practicable on the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) prepare and file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an Offer to Purchase, or portions thereof (the “Offer to Purchase”), and forms of the letter of transmittal and summary advertisement, if any, in respect of the Offer (together with any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to all holders of Company Common Stock (collectively, the “Company Stockholders”). Subject to the provisions of Section 5.4 hereof, the Schedule TO and the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 1.2(a) hereof. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by Applicable Law or reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents so as to enable Parent to comply with its obligations under Section 1.1(a). Parent and Merger Sub shall cause the Schedule TO and the Offer Documents to comply in all material respects with the Exchange Act and all other Applicable Law. Parent and Merger Sub hereby agree that the Schedule TO and the Offer Documents, when filed with the SEC and on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Schedule TO or the Offer Documents. The Company hereby agrees that the information provided by the Company in writing expressly for inclusion or incorporation by reference in the Schedule TO or the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by Applicable Law. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

1.2   Company Actions.

(a)   Company Determinations, Approvals and Recommendations.   The Company hereby approves and consents to the Offer and represents and warrants to Parent and Merger Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) determined that this Agreement is advisable, (ii) unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the holders of Company Common Stock, (iii) unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Tender and Voting Agreements, which approval constituted approval under the provisions of the Massachusetts Business Corporation Act (the “MBCA”) as a result of which this Agreement and the transactions contemplated hereby, including the Offer and the Merger, as well as the Tender and Voting Agreements and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Chapter 110D or Chapter 110F of Massachusetts Law and (iv) unanimously resolved to recommend that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and approve this Agreement in accordance with the applicable provisions of the MBCA; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with Section 5.4 hereof. The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, to the extent that the foregoing recommendation of the Company Board is not withheld, withdrawn, amended or modified in accordance with Section 5.4 hereof, the Company hereby consents to the inclusion of such recommendation in the Offer Documents.

(b)   Schedule 14D-9.   The Company shall (i) file with the SEC, concurrently with the filing by Parent and Merger Sub of the Schedule TO, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders, together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). Subject to the provisions of Section 5.4 hereof, the Schedule 14D-9 shall include a description of the determinations, approvals and recommendations of the Company Board (including the Company Board Recommendation) set forth in Section 1.2(a) hereof. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by Applicable Law or reasonably requested by the Company for inclusion in the Schedule 14D-9. The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other Applicable Law. The Company hereby further agrees that the Schedule 14D-9, on the date first published, sent or given to the Company Stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing expressly for inclusion or incorporation by reference in the Schedule 14D-9. Parent and Merger Sub hereby agree that the information provided by them expressly in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by Applicable Law. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide to Parent, Merger Sub and their counsel any and all written comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(c)   Company Information.   In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly following a request by Parent, furnish Parent with such information, including a list, as of the most recent practicable date, of the Company Stockholders, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial Company Stockholders, and lists of security positions of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions), and with such assistance, as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial Company Stockholders. Subject to any and all Applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger and (iii) if (A) this Agreement shall be terminated pursuant to Article VII hereof or (B) Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any shares of Company Common Stock pursuant to the Offer, deliver (and shall use their respective commercially reasonable best efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

(d)   Rights of First Refusal.   Solely in connection with the tender and purchase of shares of Company Common Stock pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to shares of Company Common Stock owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following the exercise of stock options.

1.3   Company Board of Directors and Committees; Section 14(f) of Exchange Act.

(a)   Composition of Company Board.   Subject to compliance with Applicable Law, effective upon the initial acceptance for payment by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Appointment Time,” the use of which term herein shall not, unless the context otherwise requires, depend upon whether Parent shall exercise its rights under this Section 1.3(a)) and from time to time thereafter, Parent shall be entitled to designate up to such number of directors on the Company Board equal to the product (rounded up to the next whole number) obtained by multiplying (x) the number of directors on the Company Board (giving effect to any increase in the number of directors pursuant to this Section 1.3) and (y) a fraction, the numerator of which is the number of shares of Company Common Stock held by Parent and Merger Sub (giving effect to the shares of Company Common Stock purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding shares of Company Common Stock. Promptly following a request by Parent, the Company shall take all action necessary to cause the individuals so designated by Parent to be elected or appointed to the Company Board, including by increasing the size of the Company Board or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the Company Board. From time to time after the Appointment Time, the Company shall take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the Company Board on (i) each committee of the Company Board, (ii) each board of directors of each Subsidiary of the Company and (iii) each committee of each such board of directors of each Subsidiary of the Company, in each case to the fullest extent permitted by Applicable Law. Solely for purposes of this Section 1.3, any and all members of the Company Board immediately prior to such appointments by Parent who remain on the Company Board after such appointments by Parent shall be referred to as “Continuing Directors” and each as a “Continuing Director.”

(b)   Section 14(f) of the Exchange Act.   The Company’s obligation to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all action required pursuant to this Section 1.3 and Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3, and shall include in the Schedule 14D-9 such information with respect to the Company and its directors and officers as is required under such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(c)   Required Approvals of Continuing Directors.   Notwithstanding anything to the contrary set forth in this Agreement, in the event that Parent’s designees are elected or appointed to the Company Board prior to the Effective Time pursuant to Section 1.3(a) hereof and there shall be any Continuing Directors, the approval of a majority of such Continuing Directors (or the sole Continuing Director if there shall be only one (1) Continuing Director) shall be required in order to (i) amend or terminate this Agreement, or agree or consent to any amendment or termination of this Agreement, in any case on behalf of the Company, (ii) amend the Company’s Restated Articles of Organization, (iii) change the Company Board Recommendation, (iv) extend the time for performance of, or waive, any of the obligations or other acts of

Parent or Merger Sub under this Agreement, (v) waive any of the Company’s rights under this Agreement or (vi) make any other determination with respect to any action to be taken or not to be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby, including the Offer and the Merger. In the event that there are no Continuing Directors or if the foregoing provisions of this Section 1.3(c) are invalid or incapable of being enforced under Applicable Law, then neither Parent nor Merger Sub shall take or approve any of the actions referenced in clauses (i)-(vi) of the preceding sentence, inclusive.

1.4   Top-Up Option.

(a)   The Company hereby irrevocably grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on or after the Appointment Time, to purchase that number of shares of Company Common Stock (the “Top-Up Option Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of such exercise, shall constitute one share more than 90% of the shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares and the exercise of all outstanding exercisable options to purchase shares of Company Common Stock with an exercise price equal to or less than $17.87) at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, Merger Sub would own more than 90% of the shares of Company Common Stock then outstanding; and provided further, however, that in no event shall the Top-Up Option be exercisable for a number of Top-Up Option Shares (i) in excess of the Company’s then authorized and unissued shares of Company Common Stock (giving effect to shares of Company Common Stock reserved or issuance under the Company Stock Plans as though such shares were outstanding) or (ii) that would require approval of the Company Stockholders under applicable NASDAQ rules.

(b)   Merger Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement pursuant to its terms. For purposes of this Agreement, a “Top-Up Exercise Event” shall occur only upon Merger Sub’s acceptance of Company Common Stock for payment pursuant to the Offer or acquisition of Company Common Stock pursuant to the Offer constituting at least 80% of the shares of Company Common Stock then outstanding.

(c)   Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE II

The Merger

2.1   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA, at the Effective Time Merger Sub shall be merged with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) under the name “Applix, Inc.”

2.2   Closing.   Unless this Agreement shall have been terminated pursuant to Article VII, the closing of the Merger (the “Closing”) will take place no later than the second Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VI, unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Bingham McCutchen LLP, 150 Federal Street, Boston, Massachusetts 02110, unless another place is agreed to in writing by the parties hereto.

2.3   Effective Time.   Upon the Closing, the parties shall (i) file with the Secretary of the Commonwealth of the Commonwealth of Massachusetts articles of merger (the “Articles of Merger”) in such form as is required by and executed in accordance with the relevant provisions of the MBCA and this Agreement and (ii) make all other filings or recordings required under the MBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts or at such subsequent time as Parent and the Company shall agree in writing and as shall be specified in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4   Effects of the Merger.   At and after the Effective Time, the Merger will have the effects set forth in the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5   Certain Organizational Matters.

(a)   Articles of Organization.   The Articles of Organization of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Surviving Corporation, until thereafter changed or amended as provided therein or by Applicable Law.

(b)   By-Laws.   The By-Laws of the Company as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Law.

(c)   Officers and Directors.   The officers of Merger Sub as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The Company shall use its commercially reasonable best efforts to cause the directors of the Company immediately prior to the Effective Time to submit their resignations to be effective as of the Effective Time. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

2.6   Effect on Capital Stock.   At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof:

(a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent or Merger Sub, or any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub (“Parent-Owned Stock”)), together with the rights issued pursuant to the Rights Agreement (which rights shall not be entitled to any consideration therefor) shall be converted into, subject to the terms and conditions of this Agreement, the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”), subject to reduction only for any back-up withholding or other Taxes required by Applicable Law to be withheld by the Company or Merger Sub on behalf of such holder.

(b)   As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than shares referred to in Sections 2.6(c) and (e)) shall cease to be outstanding and shall be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration all in accordance with Section 2.8.

(c)   Each share of Parent-Owned Stock at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(d)   Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0025 per share, of the Surviving Corporation. The stock certificates evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(e)   If prior to the Effective Time the Company should (after obtaining the consent required by Section 5.1) split, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend or other stock distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of the Company in respect of the Company Common Stock, then any number or amount contained herein which is based upon the price or the number of shares of Company Common Stock, will be appropriately adjusted to reflect such split, combination, dividend, reclassification or other distribution or change.

2.7   Treatment of Options.

(a)   Upon and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, each option to purchase Company Common Stock then outstanding (each, a “Company Option”) to the extent then exercisable (after giving effect to any acceleration resulting from the transactions contemplated by this Agreement), at an exercise price per share less than the Merger Consideration (each such Company Option, a “Cashed Out Option”), shall entitle the holder thereof to receive from Parent as soon as practicable following the Effective Time, an amount in cash, without interest, equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the Merger Consideration over the exercise price per share of Company Common Stock under such Company Option (with the aggregate amount of such payment rounded up to the nearest cent, less applicable taxes, if any, required by Applicable Law to be withheld by the Company or Merger Sub on behalf of such holder).

(b)   Upon and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option other than a Cashed Out Option, granted under any Company Stock Plan and outstanding immediately prior to the Effective Time shall be converted into an option to acquire such number of shares of Parent Common Stock (a “Converted Option”) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that were issuable upon exercise of such Converted Option immediately prior to the Effective Time and (y) the quotient obtained by dividing (1) the Merger Consideration by (2) the average of the closing prices of one (1) share of Parent Common Stock, as quoted on NASDAQ for the ten (10) consecutive trading days immediately preceding the Closing Date (the “Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock. The terms and conditions of the Converted Option, including the vesting schedule thereof (except to the extent otherwise provided in any agreement between the Company and the holder of such Converted Option), shall otherwise remain the same as the terms and conditions of the Company Option, except that the exercise price per share of each Converted Option shall be equal to the quotient obtained by dividing (1) the exercise price per share of such Converted Option immediately prior to the Effective Time by (2) the Exchange Ratio, rounded up to the nearest whole cent.

(c)   On the Closing Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the Converted Options and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Options remain outstanding.

2.8   Exchange of Certificates.

(a)   Payment Agent.   Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)   Exchange Fund.   Promptly (and in any event within ten (10) Business Days) following the Effective Time, Parent shall deposit (or cause to be deposited) with the Payment Agent for payment to the holders of shares of Company Common Stock pursuant to Section 2.6, an amount of cash equal to the product obtained by multiplying (x) the Merger Consideration and (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Parent-Owned Stock) (such cash amount being referred to herein as the “Exchange Fund”).

(c)   Payment Procedures.   As promptly as practicable (and in any event within ten (10) Business Days) after the Effective Time, Parent and Merger Sub will use commercially reasonable best efforts to cause the Payment Agent to send to each record holder of a Certificate (other than Certificates to be canceled pursuant to Section 2.6(c)), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent) and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect thereof pursuant to Section 2.6. As soon as reasonably practicable after the Effective Time, each holder of a Certificate upon surrender thereof to the Payment Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Payment Agent, shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to Section 2.6. The Payment Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on the Merger Consideration payable in respect thereof pursuant to Section 2.6. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable pursuant to Section 2.6(a) shall be issued with respect to such shares of Company Common Stock to such a transferee only if the Certificate representing such shares of Company Common Stock is presented to the Payment Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d)   No Further Ownership Rights in Company Common Stock.   All cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

(e)   Termination of Exchange Fund.   Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter be entitled to receive from the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws)

the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 2.6.

(f)   No Liability.   To the extent required by Applicable Law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Payment Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.9   Investment of the Exchange Fund.   Any funds included in the Exchange Fund may be invested by the Payment Agent, as directed by Parent; provided, that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to Parent.

2.10   Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Payment Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

2.11   Withholding Rights.   Each of the Payment Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, in respect of which such deduction and withholding was made by the Payment Agent, the Surviving Corporation or Parent, as the case may be.

2.12   Further Assurances.   At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

2.13   Stock Transfer Books.   At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by Applicable Law. On or after the Effective Time, any Certificates presented to the Payment Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III

Representations and Warranties of the Company

Except (i) as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the “Company Disclosure Letter”) referencing the appropriate Section or subsection of this Article III or otherwise readily apparent as responsive to any other Section of this Article III, and (ii) as set forth or described in any Designated SEC Report, the Company represents and warrants to Parent and Merger Sub as follows:

3.1   Organization and Qualification.   The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States), except in the case of any Subsidiary for such failures that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States) where the character of its properties owned or held under Lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent true and correct copies of its Restated Articles of Organization and By-Laws and the charter documents and by-laws or other organizational documents of each of its Subsidiaries, as in effect on the date of this Agreement. Neither the Company nor any of its Subsidiaries is in violation of its articles of organization, certificate of incorporation, by-laws or other applicable constituent documents, except for such violations that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

3.2   Authorization; Validity and Effect of Agreement.

(a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Required Company Vote with respect to this Agreement and the Merger, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for obtaining the Required Company Vote, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the representations of Parent and Merger Sub contained in Section 4.7 hereof are accurate, the Required Company Vote is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Law affecting or relating to creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b)   At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present, the Company Board duly and unanimously adopted resolutions (i) declaring that this Agreement is advisable, (ii) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are in the best interests of the Company and the holders of Company Common Stock, (iii) approving this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Tender and Voting Agreements and the transactions contemplated hereby, including that the Offer and the Merger and the

Tender and Voting Agreements and the transactions contemplated thereby are not and will not be subject to the provisions of, or any restrictions under, the provisions of Chapter 110D or Chapter 110F of the Massachusetts Law, and (iv) resolving to recommend that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock to Merger Sub pursuant to the Offer and approve this Agreement in accordance with the applicable provisions of the MBCA (such recommendation, the “Company Board Recommendation”).

3.3   Capitalization.

(a)   The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock, par value $0.0025 per share, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, all of which are designated Series A Junior Participating Preferred Stock. As of August 31, 2007, (A) 16,048,654 shares of Company Common Stock were issued and outstanding, (B) no shares of preferred stock were issued and outstanding and (C) those shares set forth in Section 3.3(a) of the Company Disclosure Letter were reserved for issuance and issuable upon or otherwise deliverable under the Company 2006 Stock Incentive Plan, the Company 2004 Equity Incentive Plan, the Company 2001 Employee Stock Purchase Plan, the Company 2003 Director Equity Plan, the Company 2000 Director Stock Option Plan, the Company 1994 Equity Incentive Plan and the 1996 Sinper Stock Option Plan (collectively, the “Company Stock Plans”) in connection with the exercise of outstanding Company Options as of such date. All of the issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the Company Stock Plans, when issued in accordance with the terms of those plans, will be, validly issued, fully paid and non-assessable. Between August 31, 2007 and the date of this Agreement, no shares of Company Common Stock have been issued, other than upon exercise of Company Options. Except for the Company Common Stock and Company Options, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company or any Subsidiary having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote, including the Merger. As of the date hereof, except for Company Options outstanding on the date hereof under the Company Stock Plans, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold shares of common stock, preferred stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of common stock, preferred stock or any other equity securities of the Company or any of its Subsidiaries.

(b)   Section 3.3(b) of the Company Disclosure Letter sets forth, as of August 31, 2007, (x) a complete list of the number of shares of Company Common Stock subject to Company Options, the dates of grant and (to the extent applicable) the exercise prices thereof and (y) a complete and accurate list of the names of each holder of Company Options, the number of shares of Company Common Stock subject to Company Options, the dates of grant and (to the extent applicable) the exercise prices thereof. The Company is not obligated to purchase or redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries.

(c)   There are no stockholders’ agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any preemptive rights with respect thereto. As of the date hereof, the record and, to the knowledge of the Company, beneficial ownership of and voting power in respect of, the capital stock of the Company with respect to the signatories to the Tender and Voting Agreements set forth in the Tender and Voting Agreements, is accurate in all material respects.

(d)   Other than exceptions that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, with respect to the Company Options, (i) each

Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date, (iii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other Applicable Law, including the listing requirements and rules of any relevant exchange, (iv) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date and (v) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other Applicable Laws. The Company has an option grant policy that has been in effect since October 24, 2006, and the Company has complied in all material respects with such policy since its adoption.

3.4   Subsidiaries.

(a)   Section 3.4(a) of the Company Disclosure Letter sets forth a list of each Subsidiary of the Company as of the date of this Agreement. All of the outstanding shares of capital stock and other ownership interests of each of the Company’s Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. The Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests or securities of each of its Subsidiaries, free and clear of any claim, lien, pledge, option, right of first refusal or offer, preemptive right, charge, security interest, mortgage, right-of-way, covenant, restriction, encumbrance or other rights of third parties (“Encumbrances”) other than Permitted Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

(b)   Neither the Company nor any of the Company’s Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than (i) the Company’s Subsidiaries and (ii) short-term investments in liquid securities in accordance with the Company’s investment policies) which policies are included in Section 3.4(b) of the Company Disclosure Letter.

3.5   No Conflict; Required Filings and Consents.

(a)   Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder, nor the consummation of the Offer, the Merger, and the Tender and Voting Agreement as contemplated hereby, will:

(i)    violate or conflict with the Company’s Restated Articles of Organization or By-Laws;

(ii)   assuming, with respect to consummation of the Merger, receipt of the Required Company Vote and assuming satisfaction of the requirements set forth in Section 3.5(b), violate any Applicable Law with respect to the Company or any of its Subsidiaries or any of their properties or assets; or

(iii)  violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance upon any properties, assets or business of the Company or any of its Subsidiaries under, any Contract, Lease, Permit or Judgment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind;

except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults, terminations, accelerations, Encumbrances, purchase or repurchase obligations or other occurrences which have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the parties to consummate the Offer and the Merger.

(b)   Except for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and as required under any applicable foreign Regulatory Law, state securities or “blue sky” laws applicable requirements of the Securities Act, rules and regulations of NASDAQ, the filing of the Articles of Merger pursuant to the MBCA, the matters set forth in Section 3.5(b) of the Company Disclosure Letter (which schedule identifies the nature of each requirement listed thereon), and applicable requirements, if any, of the Exchange Act, no consent, approval or authorization of, Permit from, notice to, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, Permit or declaration, to deliver such notice or to make such filing or registration has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

3.6   SEC Reports; Sarbanes-Oxley Act.

(a)   The Company has filed with the SEC and made available to Parent true and complete copies of each registration statement, prospectus, proxy or information statement, form, report and other document, together with any amendments thereto, required to be filed by it with the SEC under Applicable Law since January 1, 2004 (collectively, the “Company SEC Reports”). Each of the Company SEC Reports complied, as of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), as to form, in all material respects with the then applicable requirements of Applicable Law, including the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b)   The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2004 relating to the Company SEC Reports, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. As of the date of this Agreement, to the knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

3.7   Financial Statements; Internal Controls.

(a)   The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Reports (i) comply as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly present (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b)   The Company’s system of internal controls over financial reporting is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No “significant deficiency” or “material weakness” was identified in management’s assessment of internal controls as of December 31, 2006 (nor has any such deficiency or weakness since been identified).

(c)   The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are effective to provide reasonable assurance that (i) all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)   Since December 31, 2006, neither the chief executive officer nor the chief financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e)   The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5) of Regulation S-K.

(f)    The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

3.8   Schedule 14D-9; Proxy Statement; Offer Documents.

(a)   The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing expressly for inclusion or incorporation by reference in the Schedule 14D-9.

(b)   The proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to the Company Stockholders in connection with the solicitation of proxies for use at the Company Stockholders’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”, which term will include, without limitation, an information statement in the event proxies are not solicited, at the request of Parent) will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Company Stockholders and at the time of the Company Stockholders’ Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing expressly for inclusion or incorporation by reference in the in the Proxy Statement.

(c)   None of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in the Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.9   Absence of Certain Changes.

(a)   Since the Company Balance Sheet Date there has been no Company Material Adverse Effect or any event, change, development or set of circumstances that would be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b)   Between the Company Balance Sheet Date and the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent, in all material respects, with past practice and (ii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would require the consent of Parent under Sections 5.1(a) through (n) hereof (excluding for purposes of this representation and warranty, Sections 5.1(c), (g) and (l)).

(c)   Since the Company Balance Sheet Date, none of the Company and its Subsidiaries has engaged, except in the ordinary course of business consistent with past practice, in (i) any promotional sales or discount activity with any customers or distributors with the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (ii) any practice that would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected to be made in subsequent fiscal quarters, (iii) any practice that would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity.

3.10   No Undisclosed Material Liabilities.   There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

(a)   liabilities or obligations reflected in, disclosed in or provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b)   liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice;

(c)   liabilities or obligations that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect; and

(d)   liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby (including the Offer and the Merger).

3.11   Litigation.   There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration, investigation or inquiry by or before any court, governmental or other regulatory or administrative agency or commission or any other Person (“Proceeding”) instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries or any of their respective properties or assets that have had, or are reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, nor is there any outstanding Judgment against the Company or any of its Subsidiaries or any order of any Governmental Authority applicable to the Company or any of its Subsidiaries that has had or is reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company with respect to SEC or other governmental inquiries or investigations, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company or any of its Subsidiaries, except such inquiries or investigations that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

3.12   Compliance with Applicable Law and Judgments.

(a)   The Company and each of its Subsidiaries is and, since January 1, 2004 has been, in compliance in all material respects with all Applicable Laws and Judgments, and no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any Applicable Law or Judgment. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2004 (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance in any material respect with any Applicable Law or Judgment

(b)   Each of the Company and its Subsidiaries has in effect all permits, licenses, grants, authorizations, easements, consents, certificates, approvals, orders and franchises necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted except for such absence that has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect (collectively “Permits”). Neither the

Company nor any Subsidiary is in default (with or without notice or lapse of time or both) under, violation of, or events giving rise to any right of termination, amendment or cancellation of, any Permits, except for such defaults, violations or events that, have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

(c)   No representation or warranty is made in this Section 3.12 with respect to (i) compliance with the Exchange Act, which is covered in Sections 3.6 and 3.8 hereof, (ii) requirements of Applicable Law with respect to Taxes, which are covered in Section 3.14 hereof, (iii) Environmental Laws, which are covered in Section 3.20 hereof, or (iv) ERISA matters, which are covered in Section 3.15 hereof.

3.13   Material Contracts.   Each Material Contract of the Company and its Subsidiaries is valid, binding and enforceable (except as such enforceability may be limited by the Bankruptcy and Equity Exception) and in full force and effect, and there are no defaults thereunder by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party thereto, except for any such failures to be valid, binding and enforceable and in full force and effect or defaults which have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money of the Company or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any Material Contract relating to indebtedness of the Company or any of its Subsidiaries, except for any such event which has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. Section 3.13 of the Company Disclosure Letter sets forth a true and correct list, as of the date hereof, of each Material Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound.

3.14   Taxes.

(a)   The Company and each of its Subsidiaries has timely filed all Tax Returns required to be filed by it in the manner provided by law and has paid (or the Company has paid on behalf of such Subsidiary) when due all Taxes whether or not reflected thereon, except for any such failures that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. All such Tax Returns are correct and complete in all material respects.

(b)   The Company has provided adequate reserves in its most recent consolidated financial statements, as disclosed in the Company SEC Reports, for any material Taxes of the Company or any of its Subsidiaries that have not been paid, whether or not shown as being due on any Tax Returns.

(c)   Neither the Company nor any of its Subsidiaries has (x) been granted any request for waivers or extensions of time, which are currently in effect, to assess any Taxes, or (y), except for timely obtained extensions for Tax Returns for the year 2006, requested any extensions of time, which are currently in effect, with respect to Tax Returns that were or are due to be filed. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the Company consolidated financial statements or in Section 3.14(c) of the Company Disclosure Letter.

(d)   No claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a Tax Authority that has had, or would be reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

(e)   There are no Encumbrances upon the assets of the Company or any of its Subsidiaries relating to unpaid Taxes that have had or are reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, except for Encumbrances for Taxes not yet due and payable.

(f)    No audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax Authority.

(g)   Neither the Company nor any of its Subsidiaries is party to any Tax allocation, indemnification or sharing agreement.

(h)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (x) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (y) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; or (z) installment sale or intercompany transaction (as defined in Treasury Regulations section 1502-13) made on or prior to the Closing Date.

(i)    For all taxable periods open under the applicable statute of limitations, each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party.

(j)    For all taxable periods open under the applicable statute of limitations, neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group whose common parent was the Company).

(k)   Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under U.S. Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, except for customary Tax provisions in Leases and other commercial contracts.

(l)    Neither the Company nor any of its Subsidiaries has any requests for rulings in respect of Taxes pending between the Company or any Subsidiary and any Tax Authority.

(m)  The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for all periods since January 1, 2004.

(n)   There is no Contract by the Company or its Subsidiaries covering any Person that, individually or collectively, would constitute compensation in excess of the deduction limitation set forth in Section 162(m) of the Code. The Company is not a party to any Contract or plan (including any Company Stock Plans) that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Section 280G(b)(4) and 280G(b)(5) of the Code).

(o)   There is not outstanding any material claim by a Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

(p)   The Company is not party to or a member of any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes.

(q)   The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(r)    Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(s)    To the Company’s knowledge neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(t)    Each Contract which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.14(t) of the Company Disclosure Letter. Other than exceptions that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2004, each Contract there identified has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004.

3.15   Employee Benefits.

(a)   Section 3.15(a) of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of ERISA Section 3(3)), each stock purchase, stock option, restricted stock and stock unit, share appreciation right, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, vacation, group or individual health, dental, medical, life insurance, survivor benefit, and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether oral or written, formal or informal, whether or not subject to ERISA, in each case, under which (x) any current or former employee, director, officer, or consultant to or of the Company or any of its Subsidiaries has any present or future right to any material benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or (y) the Company or any of its Subsidiaries or ERISA Affiliates has had or would reasonably be expected to have any present or future material liability (collectively, the “Company Plans”).

(b)   The Company has delivered or made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description) of each Company Plan and, to the extent applicable: (i) any related trust, custodial, insurance or service agreement, annuity contract or other funding instrument; (ii) the most recent IRS determination letter and any governmental advisory opinions, rulings, compliance statements, closing agreements or similar materials; (iii) any summary plan description, disclosure materials, and other written communications (or a description of any oral communications) by the Company, its Subsidiaries or ERISA Affiliates to their respective employees concerning the extent of the benefits provided under a Company Plan; (iv) for the three (3) most recent years (1) the Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports, and (4) attorney’s response to auditors’ requests for information; and (v) a summary of any proposed amendments or changes anticipated, as of the date of this Agreement, to be made to the Company Plans at any time within the twelve months immediately following the date hereof.

(c)   Each Company Plan has been established and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other Applicable Laws. Each Company Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and nothing has occurred, whether by action or failure to act, which would reasonably be expected to result in the loss of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification. No event has occurred and no condition exists which would subject the Company or any of its Subsidiaries, either directly or by reason of its affiliation with any of its “ERISA Affiliates” (defined as any entity treated as a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code), to any material liability, Tax, fine or penalty imposed by ERISA, the Code or other Applicable Laws. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof. With respect to any Company Plan, as of the date of this Agreement, (x) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened concerning any Company Plan or any service provider or fiduciary thereof, (y) to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims and (z) no administrative Proceeding by the Department of Labor, the IRS or other Governmental Authorities are pending, threatened or in progress. Neither the Company nor, to the knowledge of the Company, any other party, has engaged in a “prohibited transaction,” as such term is defined under Section 4975 of the Code or ERISA Section 406, which would reasonably be expected to subject the Company or Parent to any material Taxes, penalties or other liabilities under Section 4975 of the Code or ERISA Sections 409 or 502(i).

(d)   As of the date of this Agreement, (i) neither the Company nor any of its Subsidiaries or ERISA Affiliates has any announced plan or legally binding commitment to create any additional plans, policies, arrangements that would be Company Plans if in existence on the date of this Agreement or to amend or modify any existing Company Plan, (ii) neither the Company nor any of its Subsidiaries or ERISA Affiliates has undertaken to maintain any Company Plan for any period of time and each such Company Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by Applicable Law, and (iii) no Company Plan provides for medical or health benefits (through insurance or otherwise), or provides for the continuation of such benefits or coverage for any participant, or any dependent or beneficiary of any participant after such participant’s retirement or other termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable state insurance laws.

(e)   No Company Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will require (i) the payment to any current or former employee, officer, director or consultant of the Company, its Subsidiaries or its ERISA Affiliates of any material money or other property, or (ii) the provision of any material benefits or other rights to any such employee, officer, director or consultant of the Company, its Subsidiaries or its ERISA Affiliates or (iii) the increase, acceleration or provision of any material payments, benefits or other material rights to any such employee, officer, director or consultant, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(f)    (i) No “accumulated funding deficiency” as such term is defined in ERISA Section 302 and Section 412 of the Code (whether or not waived) has occurred with respect to any Company Plans, where any such material liability remains outstanding; (ii) no event or condition exists which could either be deemed a “reportable event” within the meaning of ERISA Section 4043 or which presents a material risk of termination by the Pension Benefit Guaranty Corporation (“PBGC”); and (iii) no liability to the PBGC has been incurred by the Company or its Subsidiaries or its ERISA Affiliates (other than insurance premiums satisfied in due course). With respect to each Company Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts required of the Company under the terms of each such Company Plan or Applicable Law, as applied through the Closing Date. The current value of the assets of each such Company Plan, as of the end of the most recently ended plan year of that Company Plan, equals or exceeded the current value of all benefits liabilities under that Company Plan.

(g)   Neither the Company nor any Subsidiaries nor any ERISA Affiliate has ever contributed to, or withdrawn in a partial or complete withdrawal from, or has or had any liability or obligation in respect of any “multiemployer plan” (as defined in ERISA Section 3(37). No Company Plan is a “multiple employer welfare arrangement” as described in ERISA Section 3(40) or a “multiple employer plan” as described in ERISA Section 210(a) or Section 413(c) of the Code.

(h)   No Company Plan is a collateral assignment split-dollar life insurance program which covers, or otherwise provides for “personal loans” to, executive officers.

(i)    No Company Plan is subject to any laws of any jurisdiction outside of the United States. To the Company’s knowledge, no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Company Plan in all material respects. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability, including under any Company Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an employee.

3.16   Labor Relations.   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries. Except for any event which has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, (a) there is no labor strike, slowdown or work stoppage or lockout pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (b) there is no unfair labor practice charge or other employment related complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and (c) there is no representation claim or petition pending before the National Labor Relations Board.

3.17   Intellectual Property; Computer Software.

(a)   The Company and its Subsidiaries own or otherwise hold the right to use all Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as formerly conducted by the Company or any of its Subsidiaries and to sublicense any or all such rights to third parties, including the right to grant further sublicenses to customers with respect to the sale, distribution or licensing of the Company’s Software Products (the “Necessary IP Rights”). The consummation of the transactions contemplated by this Agreement will not alter, restrict, encumber, impair or extinguish any Necessary IP Rights.

(b)   There are no Proceedings pending or threatened (i) alleging infringement, misappropriation or any other violation of any Intellectual Property Rights of any Person by the Company or any of its Subsidiaries or any of their respective products or services, except as set forth on Section3.17(b)(i) of the Company Disclosure Letter, or (ii) challenging the scope, ownership, validity, or enforceability of the Company IP or of the Company and its Subsidiaries’ rights under the Necessary IP Rights. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any Person. As of the date of this Agreement, no claims to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, or sale, or any other exercise of rights in any Company IP by the Company and its Subsidiaries or by any licensee of the Company or any of its Subsidiaries, including by the sale, marketing, distribution or provision of the Company Software Products, infringes or will infringe on any intellectual or other proprietary or personal right of any Person have been asserted against the Company or any of its Subsidiaries nor, to the Company’s knowledge, are threatened by any Person.

(c)   (i) The Company and its Subsidiaries hold all right, title and interest in and to the Company IP, free and clear of any Encumbrances, except for Permitted Encumbrances, (ii) no Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Software Products or any portion thereof, except for Company distributors, value-added resellers and solution partners authorized by the terms of Company licenses, and (iii) there are no restrictions on the Company and its Subsidiaries with respect to the disclosure, use, license or transfer of the Necessary IP Rights, the Company IP or the Company Software Products.

(d)   Section 3.17(d)(i) of the Company Disclosure Letter contains a true and complete list of all Registered IP. The Company and its Subsidiaries have taken all actions necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to any office actions and disclosure of all required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate Governmental Authorities. None of the Registered IP has been adjudged invalid or unenforceable in whole or part and all Registered IP is valid and enforceable. The Company has no knowledge either of any prior art references that have not been properly disclosed or any prior public uses, sales, offers for sale or disclosures that would reasonably be expected to invalidate the Registered IP or any claim thereof, or of any conduct the result of which would reasonably be expected to render the Registered IP or any claim thereof invalid or unenforceable. The original, first and joint inventors of the subject matter claimed in the patents included in the Registered IP are properly represented in the Registered IP. There are no legal or governmental proceedings of which the Company or any of its Subsidiaries is aware, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings, pending that relate to any of the Registered IP that is owned by the Company or a Subsidiary, other than review of pending patent and trademark applications, and, to the knowledge of the Company, no such proceedings are, as of the date of this Agreement, threatened or contemplated by any Governmental Agency or any other Person.

(e)   Section 3.17(e)(i) of the Company Disclosure Letter contains a true and complete list of all licenses and other Contracts pursuant to which the Company or any Subsidiary is granted rights in any third-party Intellectual Property Rights (excluding any Publicly Available Software) (x) embedded or incorporated into or distributed with any Company Software Product, (y) used by the Company or any of its Subsidiaries in the development or support of any Company Software Product or (z) used or held for use by the Company for any other purpose (excluding, for purposes of clauses (y) and (z) only, any generally available, off-the-shelf software programs licensed by the Company on standard terms) and (B) a summary of the Company’s and its Subsidiaries’ remaining payment and accounting obligations, if any, with respect to each of the Contracts listed thereon, excluding agreements for generally available, off-the-shelf software programs licensed by the Company on standard terms. The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any license, sublicense or other agreement relating to third party Intellectual Property Rights, nor does the Company have knowledge of any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (without or without the lapse of time, giving of notice or both). Section 3.17(e)(ii) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of (A) all agreements pursuant to which the Company or any of its Subsidiaries has provided source code of any Company Software Product or any material part thereof to a third party and (B) all third parties to whom the Company or any of its Subsidiaries has granted a contingent right to receive the source code of any Company Software Product or any material part thereof, whether pursuant to an escrow arrangement or otherwise. Except as set forth on Section 3.17(e)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Software Product, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.

(f)    The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their trade secrets or other confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Software Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has entered into any agreement which confers upon any Person other than the Company or its Subsidiaries any ownership right or granted an exclusive license with respect to any

Company IP or Intellectual Property Rights developed in connection with such agreements or the right to modify Company IP or otherwise create derivative works thereof.

(g)   The Company and its Subsidiaries have obtained from all parties (including current or former directors, officers, consultants or employees) who have created on behalf of the Company any portion of, or otherwise who would have any rights in or to, any Company IP or Company Software Product valid and enforceable written assignments of any such rights to the Company and its Subsidiaries and the Company has provided true and complete copies of such assignments to Parent. Excluding the licenses and contracts listed in Section 3.17(e)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party with respect to any exercise of rights by the Company or any of its Subsidiaries, or any successor to the Company or any of its Subsidiaries, in any Company IP or Company Software Product.

(h)   Section 3.17(h) of the Company Disclosure Letter contains a true and complete list of all Company Software Products as of the date hereof.

(i)    No Company Software Product (including any Company Software Product currently under development) contains any code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses) (collectively, “Publicly Available Software”). All Publicly Available Software used by the Company or any Subsidiary has been used in its entirety and without modification. Neither the Company nor any Subsidiary has incorporated or otherwise used Publicly Available Software in a manner that would require, or condition the use or distribution of any Company Software Product on the disclosure, licensing or distribution of any source code for any portion of such Company Software Product.

(j)    The Company Software Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such software by or for the Company, its Subsidiaries or its authorized users, or any other associated software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”).

(k)   Except as listed in Section 3.17(k) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Company IP to any other Person.

(l)    No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP or any Company Software Product. Neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any other Person any license or right to such Company IP.

(m)  The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct its business as currently conducted and, to the knowledge of the Company, as of the date of this Agreement, no Person has gained unauthorized access to any IT Asset. Each of the Company and its Subsidiaries has implemented reasonable backup and disaster recovery technology processes.

3.18   Certain Business Practices.   Except as has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries or

(ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977.

3.19   Affiliate Transactions.   Except as set forth in the Company SEC Reports, between January 1, 2007 and the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise required to be set forth in Section 3.15(a) of the Company Disclosure Letter.

3.20   Environmental Matters.

(a)   Other than exceptions to any of the following that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i)    Each of the Company and its Subsidiaries complies with all, and has not violated any, applicable Environmental Laws, and possesses and complies with all, and has not violated any, applicable Environmental Permits;

(ii)   there are and have been no releases of Materials of Environmental Concern or other conditions at any property owned, leased or operated now or, to the knowledge of the Company, in the past by the Company or any of its Subsidiaries, or at any other location, in circumstances that would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any applicable Environmental Law or result in costs to the Company or any of its Subsidiaries arising out of any applicable Environmental Laws;

(iii)  no judicial, administrative, or arbitral Proceeding (including any notice of violation or alleged violation) under any Environmental Laws to which the Company or any of its Subsidiaries is a party is pending or, to the knowledge of the Company, threatened, nor is the Company or any of its Subsidiaries the recipient of any request for information or, to the knowledge of the Company, the subject of any investigation, in connection with any matter that would reasonably be expected to result in such a Proceeding, and, to the knowledge of the Company, there are no such Proceedings against any other Person that would reasonably be expected to adversely affect the Company of any its Subsidiaries;

(iv)  none of the Company or any of its Subsidiaries has entered into any consent decree or other agreement with any Governmental Authority, and neither the Company nor any of its Subsidiaries is subject to any judgment, decree, order or similar requirement, in either case relating to any Environmental Laws or to Materials of Environmental Concern; and

(v)    neither the Company nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities under any Environmental Laws or concerning any Materials of Environmental Concern.

(b)   The Company has provided or made available to Parent true and complete copies of all Environmental Reports in the possession of the Company or any of its Subsidiaries as of the date of this Agreement regarding any environmental matter that would reasonably be expected to materially affect the Company or any of its Subsidiaries.

3.21   Real Property.

(a)   Neither the Company nor any of its Subsidiaries owns any real property.

(b)   Section 3.21(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material Leases for real property as of the date of this Agreement (such property, the “Leased Real Property”) including, with respect to each Lease, the name of the lessor and the date of the Lease and each amendment thereto. The Company has heretofore made available to Parent true, correct and complete copies of all Leases for real property (including all modifications, amendments, supplements and material waivers and side letters thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances except for such failures to own valid leaseholds that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. Section 3.21(b)(ii) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect against the Company or subsidiary party thereto and, to the Company’s knowledge, against the other parties thereto, subject to the Bankruptcy and Equity Exception, and neither the Company nor any of its Subsidiaries has received written notice of any material breach of or default under, any material Lease.

3.22   Assets; Personal Property.   The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries, that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Encumbrances other than Permitted Encumbrances except for such failures that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect.

3.23   Insurance.   The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that are in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no written notice of cancellation has been received by the Company as of the date of this Agreement under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that have not had and are not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect. There is no material claim pending under any of such policies as of the date of this Agreement as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.24   Opinion of Financial Advisor.   The Company Board has received the opinion of Bear, Stearns & Co. Inc. (the “Company Advisor”), dated as of the date hereof, to the effect that, as of such date the consideration to be received in the Offer and the Merger, taken together, is fair from a financial point of view to the holders of shares of Company Common Stock, other than Parent, Merger Sub and their Affiliates, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified in any material respect. A written copy of such opinion has been, or promptly following the date of this Agreement will be, provided to Parent.

3.25   Brokers.   No consultant, broker, finder or investment banker (other than the Company Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the

Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Advisor pursuant to which the Company Advisor would be entitled to any payment relating to the transactions contemplated hereby.

3.26   Vote Required.   Assuming that the representations of Parent and Merger Sub contained in Section 4.6 hereof are accurate, the Required Company Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary (under Applicable Law or otherwise) to approve this Agreement and the Merger under Applicable Law.

3.27   No Other Agreements to Sell the Company or its Assets.   As of the date of this Agreement, the Company has no legal obligation, absolute or contingent, to any other Person to sell more than 5% of the assets of the Company, to sell more than 5% of the capital stock or other ownership interests of the Company or any of its Subsidiaries that would be a “significant subsidiary”, as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof, or to effect any merger, consolidation or other reorganization of the Company or any of its “significant subsidiaries” or to enter into any agreement with respect thereto.

3.28   Takeover Laws; Rights Agreement.

(a)   Assuming that the representations of Parent and Merger Sub contained in Section 4.7 hereof are accurate, the Company Board has taken all action required to be taken by it in order to exempt this Agreement, the Tender and Voting Agreements and the transactions contemplated hereby from the requirements of any applicable “moratorium”, “control share”, “fair price” or other antitakeover laws and regulations under Chapters 110D and 110F of the Massachusetts Law.

(b)   The Company or the Company Board, as the case may be, has taken all necessary actions so that the execution and delivery of this Agreement and the Tender and Voting Agreements and the transactions contemplated hereby and thereby will (i) not result in a “Distribution Date” or a “Section 11(a)(ii) Event” (each as defined in the Rights Agreement) and (ii) result in the Offer being a “Permitted Offer” (as defined in the Rights Agreement).

(c)   As of the date of this Agreement, the Company is not the beneficiary of any standstill agreement.

3.29   Books and Records.   The books, records and accounts of the Company and each of its Subsidiaries are maintained, in all material respects, in accordance with the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Company or its Subsidiaries are subject to that section), including the maintenance of a system of internal controls that provides reasonable assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets; (iii) access to the Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recording of the Company’s assets is compared with existing assets at reasonable intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.30   No Other Representations and Warranties.   Except for the representations and warranties of the Company contained in this Agreement, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby, and no Person is authorized to make any such representations and warranties on behalf of the Company.

ARTICLE IV

Representations of Parent and Merger Sub

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

4.1   Organization and Qualification.   Parent is duly organized, validly existing and in good standing under the laws of Canada, with the corporate power and authority to own and operate its business as presently conducted. Merger Sub is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Parent is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside of the United States) where the character of its properties owned or held under Lease or the nature of its activities makes such qualification necessary, except for such failures of Parent to be so qualified as has not had and is not reasonably likely to result in, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub has previously made available to the Company, true and correct copies of its organizational documents and By-Laws, as currently in effect.

4.2   Authorization.   Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder (including the Offer and the Merger). The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate or other action on the part of Parent or Merger Sub is necessary to authorize or approve this Agreement and the transactions contemplated hereby (including the Offer and the Merger). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

4.3   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance by Parent and Merger Sub of this Agreement, the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger) and the compliance by Parent and Merger Sub with any of the provisions hereof do not and will not (i) violate or conflict with any provision of the Articles of Incorporation, as amended, or Articles of Organization, respectively or By-laws of Merger Sub or Parent, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of maturity under, any of the terms, conditions or provisions of any Lease, Contract or obligation to which Parent or Merger Sub is a party or by which Parent, Merger Sub or any of their properties or assets may be bound, (iii) assuming compliance with the matters referred to in Section 4.3(b) hereof, violate or conflict with any Applicable Law or Judgment applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound or (iv) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances) upon any of the properties, assets or business of Parent or Merger Sub, except in the case of each of clauses (ii), (iii) and (iv) above, for such violations, breaches, conflicts, defaults, terminations, accelerations or Encumbrances which have not had and are not reasonably likely to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b)   No consent, approval or authorization of, or Permit from, notice to or declaration, filing or registration with any Governmental Authority is required to be made or obtained by Parent, Merger Sub or any of their Affiliates in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Offer and the Merger), except (i) the filing and recordation of the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts and such filings with Governmental Authorities to satisfy the Applicable Law of states in which the Company and its Subsidiaries are qualified to do business, (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign Regulatory Law and (iv) such other consents, except where the failure to obtain such consent, approval, authorization Permit or declaration, to deliver such notice or to make such filing or registration has not had and is not reasonably likely to result in, individually or in the aggregate, Parent Material Adverse Effect.

4.4   Offer Documents; Schedule 14D-9; Proxy Statement.

(a)   The Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing expressly for inclusion or incorporation by reference in the Offer Documents.

(b)   None of the information supplied by Parent, Merger Sub or their respective officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)   None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Proxy Statement will, on the date the Proxy Statement is first sent to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.5   Operations of Merger Sub.   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.6   Litigation.   There are no Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub or any of their respective properties except for Proceedings that have not had and are not reasonably likely to result in, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any outstanding Judgment, except for Judgments that have not had and are not reasonably likely to result in, individually or in the aggregate, a Parent Material Adverse Effect.

4.7   Ownership of Company Capital Stock.   None of Parent, Merger Sub or any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times during the three-year period prior to the date of this Agreement, none of Parent, Merger Sub or any of Parent’s or Merger Sub’s “Affiliates” or “Associates” directly or indirectly has “owned,” beneficially or otherwise, any of the outstanding Company Common Stock, as those terms are defined in Section 110F of the MBCA, except for holdings from time to time that, at any given time, have never been equal to or in excess of 5% of the outstanding Company Common Stock.

4.8   Funds.   As of the date hereof Parent has, and Parent will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, available cash resources and financing in an amount sufficient to consummate the Offer and the Merger and to pay all fees and expenses incurred by Parent, Merger Sub and the Company in connection with this Agreement and the transactions contemplated hereby.

ARTICLE V

Covenants

5.1   Covenants Relating to Conduct of Business.   Except as set forth in Section 5.1 of the Company Disclosure Letter, the Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Appointment Time (the “Pre-Appointment Period”), except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent in writing in advance, the Company shall use commercially reasonable best efforts to: (i) conduct the businesses of the Company and its Subsidiaries, in all material respects, in the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with Applicable Laws, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act and (ii) preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and key employees of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with the material customers and material suppliers and other Persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as otherwise specifically contemplated by the terms of this Agreement), during the Pre-Appointment Period, directly or indirectly, do any of the following without the prior written consent of Parent:

(a)   (i) amend the Company’s Restated Articles of Organization or By-Laws or comparable organizational documents; (ii) amend, modify or terminate the Rights Agreement in any manner adverse to Parent’s rights hereunder or exempt any other Person as an “Acquiring Person” (as defined in the Rights Agreement) thereunder, (iii) split, combine, subdivide or reclassify its outstanding shares of capital stock, (iv) other than cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries, declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, or (v) repurchase, redeem or otherwise acquire or permit any of the Company’s Subsidiaries to purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, except for the acquisition of shares of Company Common Stock (A) from holders of Company Options in full or partial payment of the exercise price payable by such holder upon exercise of Company Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b)   merge, consolidate or adopt a plan of liquidation, or permit any of its Subsidiaries to merge or consolidate or adopt a plan of liquidation, except for any such transactions among wholly-owned Subsidiaries of the Company and the Company or other Subsidiaries of the Company;

(c)   terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Company Plans or increase the salary, wage, bonus or other compensation of any directors, officers or key employees except, subject to Section 5.1(g), (i) for grants or awards to directors, officers and employees of the Company or its Subsidiaries under Company Plans in existence as of the date of this Agreement in such amounts and on such terms as are consistent in all material respects with past practice, (ii) in the ordinary course of business, consistent in all material respects with past practice (which shall include normal periodic performance reviews and related increases in compensation and employee benefits and the provision of compensation and employee benefits under the Company Plans consistent in all material respects with past practice for current, promoted or newly hired officers and employees and the adoption of Company Plans for employees of new Subsidiaries in amounts and on terms consistent in all material respects with past practice), provided, that in no event shall the Company (x) institute a broad based change in compensation or (y) increase or institute any new severance, change in control, termination or deferred compensation benefits, or (iii) for actions necessary to comply with Applicable Law or satisfy existing contractual obligations under Company Plans existing as of the date of this Agreement, provided, that in no event shall the Company or any of its Subsidiaries (A) take any action to fund or in any other way secure the payment of compensation or benefits except as required under existing contractual obligations, (B) take any action to accelerate the vesting or payment of any compensation or benefits (other than with respect to officers and other employees whose employment terminates prior to the Effective Time and except (1) as required by the terms of a Company Plan in effect on the date of this Agreement or (2) in the ordinary course of business consistent with past practice (but in the case of (2) excluding officers of the Company who are subject to Section 16 of the Exchange Act)), (C) other than in the ordinary course of business consistent with past practice, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or Applicable Law, or (D) amend the terms of any outstanding equity-based award (other than with respect to officers and other employees whose employment terminates prior to the Effective Time (1) as required by the terms of a Company Plan in effect on the date of this Agreement or (2) in the ordinary course of business consistent with past practice (but in the case of (2) excluding officers of the Company who are subject to Section 16 of the Exchange Act));

(d)   incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (x) indebtedness for borrowed money incurred in the ordinary course of business not to exceed $3,000,000 in the aggregate or (y) indebtedness for borrowed money in replacement of existing indebtedness for borrowed money on substantially similar terms or any indebtedness permitted to be incurred under this Section 5.1(d);

(e)   make or commit to any capital expenditures in excess of $100,000, other than capital expenditures not in excess of 110% of the aggregate amount reflected in the Company’s 2007 capital expenditure budget, a copy of which is attached to Section 5.1 of the Company Disclosure Letter;

(f)    transfer, lease, license, sell, mortgage, pledge, place an Encumbrance (other than any Permitted Encumbrance) upon or otherwise dispose of any property or assets (including capital stock of any of its Subsidiaries) with a fair market value in excess of $3,000,000 in the aggregate, except for (x) transfers, leases, licenses, sales, Encumbrances or other dispositions in the ordinary course of business consistent in all material respects with past practice and (y) Encumbrances to secure indebtedness for borrowed money permitted to be incurred pursuant to Section 5.1(d) above and of a type and under circumstances consistent in all material respects with past practice;

(g)   issue, deliver, sell, or encumber shares of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except: (i) any shares of Company Common Stock issued pursuant to Company Options outstanding on the date of this Agreement under the Company Plans, (ii) Company Options issued in the ordinary course of business consistent in all material respects with past practice under the Company Plans; provided, that Company Options in respect of no more than 200,000 shares of Company Common Stock may be issued in the aggregate, and (iii) issuances of capital stock by wholly-owned Subsidiaries of the Company to the Company or any wholly-owned Subsidiary of the Company;

(h)   make any change with respect to accounting policies, except as required by changes in GAAP or by Applicable Law, or except as the Company, based upon the advice of its independent auditors, and after consultation with Parent, determines in good faith is advisable to conform to best accounting practices;

(i)    except as required by Applicable Law, (x) make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any material method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods or (y) settle or resolve any material Tax controversy;

(j)    enter into any material line of business in any geographic area other than the current businesses of the Company or any of its Subsidiaries in the geographic areas where they are conducted, as of the date of this Agreement;

(k)   other than investments in marketable securities in the ordinary course of business consistent with past practices, make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) in excess of $100,000, individually or $500,000 in the aggregate;

(l)    enter into or amend any Material Contract except in the ordinary course consistent with past practices;

(m)  settle or consent to the settlement of any Proceedings before or threatened to be brought before a Governmental Authority for an amount to be paid by the Company (including pursuant to any indemnification obligation of the Company) or any of its Subsidiaries (excluding amounts paid or reimbursed by insurance) in excess of $1,000,000 or, in the case of non-monetary settlements, that would be reasonably likely to have an adverse impact on the operations of the Company and its Subsidiaries taken as a whole; or

(n)   enter into any agreement to do any of the foregoing.

5.2   Access to Information.

(a)   During the Pre-Appointment Period, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its Representatives reasonable access during normal business hours, and in a manner that does not materially disrupt or interfere with the business operations of the Company or its Subsidiaries, to all its officers, employees, properties and offices and to all books and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent and its Representatives, consistent with its legal obligations, all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that, in the Company’s reasonable judgment, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used its commercially reasonable best efforts to obtain the consent of such third party to such access, (ii) any Applicable Law requires the Company or its Subsidiaries to restrict access to any properties or information or (iii) providing such access would result in the Company waiving or otherwise losing any privilege with respect to any such information or if such information constitutes attorney work product. Without limiting the foregoing, the Company shall cooperate with Parent and its Representatives in all reasonable respects (including by providing reasonable access to the Company’s and its Subsidiaries’ records, personnel, and customers) in connection with, and shall use its commercially reasonable best efforts to assist Parent and its Representatives or, at Parent’s option and expense, an independent third party consultant in their efforts following the date of this Agreement to, verify information regarding its customers, including, if requested by Parent and to the extent permitted by Applicable Law, by requesting confirmation of such information and statements from such customers, provided, that the Company shall have the right to participate jointly in any communications by Parent or its Representatives with customers except to the extent it may otherwise agree in writing.

(b)   Without limiting the foregoing, the Company shall promptly notify Parent upon becoming aware of and, with respect to Sections 5.2(b)(i), (ii), (iii), (v) and (vi), Parent shall promptly notify the Company upon becoming aware of:

(i)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)   any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)  any Proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or Section 4.6, as applicable, or that relates to the consummation of the transactions contemplated by this Agreement;

(iv)  except to the extent prohibited by Applicable Law, any notice or other written communication from any party to any Material Contract to the effect that such party is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries;

(v)    any inaccuracy in any material respect of any representation or warranty contained in this Agreement at any time during the term hereof; and

(vi)  any failure of the Company, or the Parent or the Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(c)   Parent shall hold such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated July 30, 2007 (the “Confidentiality Agreement”). Any investigation by the Company or Parent shall not affect the representations and warranties or the conditions to the obligations of the Company or Parent, as the case may be.

5.3   Certain Regulatory Matters and Consents.

(a)   Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any applicable foreign Regulatory Law with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable and, with respect to the Company, not later than ten (10) days following the date on which Parent makes its filing pursuant to such Act, any additional information and documentary material that may be requested pursuant to the HSR Act and any applicable foreign Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and any applicable foreign Regulatory Law as soon as practicable. In addition and not in limitation of the foregoing, the Company and its Subsidiaries shall use commercially reasonable best efforts to obtain all Permits of NASDAQ, and all other Governmental Authorities required for the Surviving Corporation and its Subsidiaries to conduct the business after the Closing Date as are conducted by the Company and its Subsidiaries as of the date hereof (and not violate any Applicable Laws or regulations by reason of the consummation of the Offer and the Merger), including each of the Permits identified in Section 3.5(b) of the Company Disclosure Letter.

(b)   Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority and of any material communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Authority or, in connection with any Proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other antitrust, competition or merger control laws or laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition. In furtherance and not in limitation of the covenants of the parties contained in Section 5.3(a) and this Section 5.3(b), each party hereto shall use its commercially reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Regulatory Law. Notwithstanding anything to the contrary contained in this Agreement (including but not limited to the parties’ obligations under Section 5.3(a) to use commercially reasonable best efforts), in connection with any filing or submission required or action to be taken by either Parent or the Company to consummate the Merger, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture or accept any operational restriction, or take or commit to take any action that, in the sole discretion of Parent, would be expected to limit (x) the freedom of action of Parent or its Subsidiaries or Affiliates with respect to the operation of, or Parent’s or its Subsidiaries’ or Affiliates’ ability to retain, the Company or any businesses, product lines or assets of the Company, or (y) the ability to retain, own or operate any material portion of the businesses, product lines, or assets, of Parent or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Company, Parent or its Subsidiaries or Affiliates.

(c)   In furtherance and not limitation of the foregoing, the Company, Parent and Merger Sub shall each use commercially reasonable best efforts to: (i) cause the conditions to the Offer set forth on Annex C hereto and the conditions to the Merger set forth in Article VI hereof to be satisfied or fulfilled, (ii) obtain consents of all third parties necessary for the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) and (iii) provide any notices to third parties required to be provided prior to the Appointment Time, including under any Leases or insurance policies so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated hereby (including the Offer and the Merger) without any requirement that the Company or any of its Subsidiaries incur any cost or obligation to suffer the loss of any right in connection therewith.

(d)   Each of the parties shall execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, the parties agree to use commercially reasonable best efforts to cause the Effective Time to occur as soon as practicable after the receipt of the Required Company Vote with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

5.4   Acquisition Proposals.

(a)   Except as otherwise provided in this Section 5.4, at all times during the Pre-Appointment Period, neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, facilitate or knowingly encourage the submission of any Acquisition Proposal, (ii) conduct or engage in any discussions, investigations or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any third party that has informed the Company that it is seeking to make, or has made, an Acquisition Proposal, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal, (iii) (y) approve any transaction under or any third party becoming an “interested stockholder” under Chapter 110F of the Massachusetts Laws or (z) amend or grant any waiver or release or make any determination under or approve any transaction or redeem any Company Rights under the Rights Agreement or take any action under the Rights Agreement to facilitate an Acquisition Proposal except in connection with the transactions contemplated by this Agreement, or (iv) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal other than a confidentiality agreement permitted by Section 5.4(b). Except as the Company Board determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties, the Company Board shall not fail to make, nor shall it withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (or in either case recommend to the Company Stockholders an Acquisition Proposal or make any public statement inconsistent with the Company Board Recommendation) or resolve to take any of the foregoing actions (it being agreed that any notice to Parent pursuant to Section 7.1(d)(i)(x) shall not constitute any such resolution) (any of the foregoing a “Company Adverse Recommendation Change”, which will not include a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act). The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its commercially reasonable best efforts to cause any such third party (or its agents or advisors) in possession of confidential information about the Company and any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to such third party in connection with an Acquisition Proposal within 12 months prior to the date of this Agreement promptly to return or destroy (and confirm destruction of) all such information.

(b)   Notwithstanding anything to the contrary set forth herein, at all times during the Pre-Appointment Period, the Company Board may, directly or through the Company’s Representatives:  (i) engage or participate in negotiations or discussions with any third party (and its Representatives) that, subject to the Company’s compliance with Sections 5.4(a) and 5.4(c), has made a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith, after consulting with a financial advisor of nationally recognized reputation, is or could reasonably be expected to lead to a Superior Proposal, (ii) furnish to any such third party (and its Representatives) non-public information relating to, and provide access to, the Company, any of its Subsidiaries and their respective businesses, properties, assets, books and records pursuant to an executed confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 5.4(b) (a copy of which confidentiality agreement shall be promptly (but in no event later than one (1) Business Day) provided for informational purposes only to Parent), and/or (iii) take any action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i)-(ii), only if the Company Board determines in good faith by a majority vote, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 5.4.

(c)   The Company Board shall not take any of the actions referred to in clauses (i)-(ii) of Section 5.4(b) or make a Company Adverse Recommendation Change unless the Company shall have delivered to Parent a prior written notice advising that the Company intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours after an officer or director of the Company first obtains knowledge of the receipt by Company or any of its Subsidiaries or any of their respective Representatives of an Acquisition Proposal) after receipt by the Company or any of its Subsidiaries (or any of their respective Representatives) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the non-public business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party that is seeking to make an Acquisition Proposal or any other indication that a third party is considering making an Acquisition Proposal. The Company shall provide such notice orally and in writing to Parent and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent informed on a reasonably prompt basis, of the status and material details of any discussions or negotiations relating to such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof. The Company shall provide Parent with at least 48 hours’ prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company shall promptly provide Parent with: (i) any information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party pursuant to Section 5.4(b) that was not previously provided to Parent and (ii) copies of all material documents and material written communications relating to such Acquisition

Proposal exchanged between the Company, any of its respective Subsidiaries or any of their respective Representatives, on the one hand, and the third party making such Acquisition Proposal or any of its Representatives, on the other hand.

5.5   Company Stockholders’ Meeting; Short-Form Merger.

(a)   If approval of the stockholders of the Company is required under Massachusetts Law or the rules of NASDAQ in order to consummate the Merger, the Company shall establish a record date for, call, give notice of, convene and hold a meeting of (or, at the request of Parent, action by written consent by) the stockholders of the Company (the “Company Stockholders’ Meeting”, which term shall, without limitation, include stockholder action by written consent) as promptly as practicable following the Appointment Time for the purpose of voting upon the approval of this Agreement in accordance with Massachusetts Law or the rules of NASDAQ. Nothing herein shall prevent the Company from postponing or adjourning the Company Stockholders’ Meeting if there are insufficient shares of the Company Common Stock necessary to conduct business at the Company Stockholders’ Meeting. The Company shall, unless otherwise requested by Parent, solicit from the Company Stockholders proxies in favor of the approval of this Agreement in accordance with Massachusetts Law, and shall use commercially reasonable best efforts to secure the Required Company Vote at the Company Stockholders’ Meeting. Unless this Agreement is earlier terminated pursuant to Article VII hereof, the Company shall establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of voting upon the approval of this Agreement in accordance with Massachusetts Law, whether or not the Company Board at any time subsequent to the date hereof shall have effected a Company Adverse Recommendation Change or otherwise shall determine that this Agreement is no longer advisable or recommends that the Company Stockholders reject it. Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Stockholders’ Meeting pursuant to this Section 5.5(a) shall not be limited to, or otherwise affected by, the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

(b)   Each of Parent and Merger Sub shall vote all shares of Parent-Owned Stock as of the applicable record date in favor of the approval of this Agreement in accordance with Massachusetts Law at the Company Stockholders’ Meeting or otherwise. Parent shall vote all of the shares of capital stock of Merger Sub beneficially owned by it, or sign a written consent in lieu of a meeting of the stockholders of Merger Sub, in favor of the approval of this Agreement in accordance with Massachusetts Law.

(c)   Notwithstanding the provisions of Section 5.4 hereof or this Section 5.5, in the event that Parent, Merger Sub or any other Subsidiary of Parent, shall acquire at least ninety percent (90%) of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise, each of Parent, Merger Sub and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the stockholders of the Company, in accordance with Section 11.05 of the MBCA.

5.6   Proxy Statement.

(a)   If approval of the Company Stockholders is required by Massachusetts Law in order to consummate the Merger, as soon as practicable following the Appointment Time, the Company and Parent shall jointly prepare, and the Company shall file with the SEC, the Proxy Statement for use in connection with the solicitation of proxies from the Company Stockholders in connection with the Merger and the Company Stockholders’ Meeting. The Company and Parent, as the case may be, shall furnish all information concerning the Company or Parent as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Subject to Applicable Law, the Company shall use commercially reasonable best efforts to cause the Proxy Statement to be disseminated to the Company Stockholders as promptly as practicable following the filing thereof with the SEC. No filing of, or amendment or supplement to, or correspondence with the SEC or its staff with respect to, the Proxy Statement shall be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. The Company shall promptly advise Parent after it receives notice of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Company Stockholders’ Meeting, any information relating to the Company or Parent, or any of their respective directors, officers or Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company Stockholders. The Company and Parent shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and any applicable rules of the NASDAQ.

(b)   Unless this Agreement is earlier terminated pursuant to Article VII hereof, and subject to the terms of Section 5.4(a) hereof, the Company shall include in the Proxy Statement the Company Board Recommendation (other than with respect to the Offer).

5.7   Employee Benefits Matters.

(a)   As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, provide to then current employees of the Company and its Subsidiaries (the “Company Employees”) with, at Parent’s election, either (i) employee benefits that are substantially comparable, in the aggregate, to those benefits provided to such employees under the Company Plans immediately prior to the Effective Time (other than benefits under benefit plans that provide for the grant or issuance of equity securities or equity-based awards) or (ii) employee benefits that are substantially comparable in the aggregate to those benefits provided to similarly situated employees of Parent and its Subsidiaries (other than benefits under benefit plans that provide for the grant or issuance of equity securities or equity-based awards).

(b)   To the extent permitted by Applicable Law, Parent shall, and shall cause the Surviving Corporation to: (i) use commercially reasonable best efforts to ensure that all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare plan that such employees may be eligible to participate in after the Effective Time be waived by the applicable provider; (ii) each Company Employee receives credit for any co-payments and deductibles paid prior to the Effective Time during the applicable plan year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time in such year for the applicable provider; and (iii) each Company Employee is provided with credit for service with the Company and its Affiliates (x) for purposes of eligibility to participate in and vesting (but excluding benefit accrual) under any plans and (y) for all purposes under each other employee benefit plan, program, or arrangement of Parent or its Affiliates, in each case in which such employees become eligible to participate, to the extent such service was credited for similar purposes under similar plans of the Company or its Subsidiaries.

(c)   Effective immediately prior to the Closing, the Company will terminate any and all Company Plans intended to qualify as qualified cash or deferred arrangements under Section 401(k) of the Code and effective immediately prior to the Closing, no Company Employee shall have any right to contribute any amounts to any Company Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, the Company will provide Parent with evidence that such Company Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board. In addition, at the request of Parent, the Company will terminate any and all other Company Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Company Plans have been so terminated pursuant to resolutions duly adopted by the Company Board. The Company shall also take such other actions in furtherance of terminating such Company Plans as Parent may reasonably require.

5.8   Fees and Expenses.   Whether or not the Merger is consummated, except as expressly contemplated by this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. Notwithstanding the foregoing, the Company and Parent shall share equally all filing fees payable pursuant to Regulatory Law.

5.9   Directors’ and Officers’ Indemnification and Insurance.

(a)   Any indemnification and exculpation provisions of the Company’s or any Company Subsidiary’s certificate of incorporation and By-laws or similar organizational documents as in effect as of the date hereof shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing were directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Proceeding pending or asserted within such period shall continue until the disposition or resolution of such Proceeding. From and after the Closing, Parent will assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and will cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.9, without limit as to time.

(b)   Each of Parent and the Surviving Corporation will, to the fullest extent permitted by Applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, officer or employee of the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, “Indemnified Persons”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Proceeding), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred at or before the Closing (including acts or omissions in connection with such Persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or the Merger. In the event of any such Proceeding, Buyer and the Company shall cooperate with such Indemnified Person in the defense of any such Proceeding.

(c)   For a period of six (6) years after the Closing Date, Parent will cause to be maintained in effect the current policies of directors’ and officers’ liability insurance (“D&O Insurance”) maintained for the benefit of the Company, its current and former directors and officers (or third-party policies of at least the same coverage and amounts containing terms and conditions that are in other respects not materially less advantageous to the Indemnified Persons, and which coverage and amounts shall be no less than the coverage and amounts provided at that time for Parent’s directors and officers) with respect to matters arising on or before the Closing; provided, however, that Parent shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof (the amount of which premium is set forth in Section 5.9(c) of the Company Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d)   In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.9. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons. Parent will pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 5.9.

5.10   Public Announcements.   Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States or foreign securities exchange or commission, in which case the party required to make the release or announcement shall use its commercially reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.

5.11   Stockholder Litigation.   Each of the Company and Parent shall cooperate with the other in the defense of any stockholder litigation against the Company or Parent, as applicable, and their respective directors relating to the transactions contemplated by this Agreement.

5.12   Maintenance of Insurance.   The Company will use commercially reasonable best efforts to maintain in full force and effect through the Closing Date all material insurance policies applicable to the Company and its Subsidiaries and their respective properties and assets in effect on the date hereof. If and as requested by Parent, the Company will use its commercially reasonable best efforts to cause the Company’s insurers to waive any provisions in such insurance policies that would allow the insurer to terminate or adversely modify coverage upon consummation of the Merger without any requirement that the Company or any of its Subsidiaries incur any cost or obligation to suffer the loss of any right in connection therewith.

5.13   Obligations of Merger Sub.   Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform when due their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement.

5.14   Takeover Statute.   If the Merger or the other transactions contemplated by this Agreement is or becomes subject to any Applicable Law relating to “moratorium”, “control share”, “fair price” or other anti-takeover matters, the parties and their respective boards of directors will grant those approvals and take those actions as are necessary so that these transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise will use commercially reasonable best efforts to act to eliminate or minimize the effects of any such Applicable Laws on these transactions.

5.15   Section 16(b).   The Boards of Directors, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), of the Company and Parent will, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from Section 16 of the Exchange Act (i) the disposition of Company Common Stock and “derivative securities” (as defined in

Rule 16a-1(c) under the Exchange Act) with respect to Company Common Stock and (ii) the acquisition of Parent Common Stock and derivative securities with respect to Parent Common Stock, in each case, pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

5.16   Confidentiality.   Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms.

ARTICLE VI

Conditions Precedent

6.1   Conditions to Each Party’s Obligation to Effect the Merger.   The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)   Stockholder Approval.   If approval of the Merger by the Company Stockholders is required by Massachusetts Law, the Required Company Approval shall have been obtained.

(b)   Purchase of Shares of Company Common Stock.   Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment and paid for all of the shares of Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

(c)   No Injunctions or Restraints, Illegality.   No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Article V shall have been the cause of, or shall have resulted in, such order or injunction.

ARTICLE VII

Termination and Amendment

7.1   Termination Prior to Appointment Time.   This Agreement may be terminated and the Offer may be abandoned at any time prior to the Appointment Time in accordance with this Article VII, provided that the party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a) hereof) shall give written notice of such termination to the other party or parties hereto, as the case may be:

(a)   by mutual written consent of Parent and the Company, by action of their respective boards of directors;

(b)   by either the Company or Parent if the Offer shall have expired or been terminated in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any shares of Company  Common Stock pursuant to the Offer on or before March 31, 2008 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been the principal cause of or resulted (A) in any of the conditions to the Offer set forth in Annex C hereto having failed to be satisfied on or before the Termination Date or (B) in the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any shares of Company Common Stock pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of this Agreement; or

(c)   by Parent if:

(i)    a Company Adverse Recommendation Change shall have occurred as permitted by Section 5.4;

(ii)   the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal other than a confidentiality agreement permitted by Section 5.4(b);

(iii)  the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 or failed to permit Parent and/or Merger Sub to include the Company Board Recommendation in the Offer Documents;

(iv)  a tender or exchange offer for the Company Common Stock shall have been commenced (other than by Parent or an Affiliate of Parent) and the Company shall have not made within ten (10) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after such tender or exchange offer is first published, sent or given, pursuant to Rule 14e-2 promulgated under the Exchange Act, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;

(v)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement or any other event shall have occurred that (x) would cause the conditions set forth in Annex C not to be satisfied and (y) is incapable of being cured by the Company or, if capable of being cured by the Company, the Company does not cure such breach, failure or other event within 30 days after its receipt of written notice thereof from Parent; or

(vi)  the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 5.4; or

(d)   by the Company if:

(i)    immediately prior to entering into a definitive agreement with respect to a Superior Proposal, the Company Board authorizes the Company, subject to complying in all material respects with Section 5.4, to accept, or to enter into a written agreement for a transaction constituting, a Superior Proposal; provided that the Company shall have paid or caused to be paid any amounts due pursuant to Section 7.3 in accordance with the terms specified therein concurrently with such termination; provided, further, that (x) the Company notifies Parent, in writing and at least three (3) Business Days prior to such termination, of its intention to terminate this Agreement to accept (or to enter into a binding written agreement for an Acquisition Proposal that constitutes) a Superior Proposal, attaching the most current and complete version of such agreement and all exhibits and other attachments thereto, and (y) Parent does not make prior to such termination a binding, unconditional offer that the Company Board determines in good faith, after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, it being understood that the Company shall not enter into any such binding agreement during such three (3) Business Day period; or

(ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that (x) would cause the conditions set forth in Annex C not to be satisfied and (y) is incapable of being cured by Parent or Merger Sub or, if capable of being cured by Parent or Merger Sub, Parent or Merger Sub does not cure such breach or failure within 30 days after its receipt of written notice thereof from the Company.

7.2   Termination Before or After Appointment Time and Prior to Effective Time.   Notwithstanding the prior approval of this Agreement by the Company Stockholders in accordance with Massachusetts Law, if required, this Agreement may be terminated and the Offer and/or the Merger may be abandoned, at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 7.2 shall give prompt written notice of such termination to the other party or parties hereto), by either Parent or the Company if any Governmental Authority of competent jurisdiction shall have (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated hereby (including the Offer and the Merger) any Applicable Law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger or (b) issued or granted any Judgment that is in effect and has the effect of making the Offer or the Merger illegal in any jurisdiction in which Parent or the Company have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, and such Judgment has become final and non-appealable.

7.3   Effect of Termination.

(a)   Any termination of this Agreement pursuant to Sections 7.1 or 7.2 hereof shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of termination of this Agreement by either the Company or Parent as provided in Sections 7.1 and 7.2, this Agreement shall forthwith become void and there shall thereafter be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors hereunder except with respect to Section 5.2(c), Section 5.8, Section 5.10, Section 5.16, this Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement, provided, that the termination of this Agreement shall not relieve any party from any liability for any intentional breach of any covenant or agreement set forth in, or fraud in connection with, or knowing breach of any representation or warranty in this Agreement occurring prior to termination. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

(b)   The Company shall pay to Parent (by wire transfer of immediately available funds) a fee in the amount of $10,179,000 (the “Termination Fee”) if:

(i)    this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), Section 7.1(c)(ii), Section 7.1(c)(iii) or Section 7.1(c)(iv) or by the Company pursuant to Section 7.1(d)(i), with such fee to be paid under this Section 7.3(b)(i) concurrently with any termination by the Company and within two (2) Business Days following any termination by Parent, or

(ii)   this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or by Parent pursuant to Section 7.1(c)(v) or Section 7.1(c)(vi) and (x) prior to such termination an Acquisition Proposal shall have been made and (y) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to, recommended to its shareholders, or consummated, an Acquisition Proposal, with such fee to be paid under this Section 7.3(b)(ii) within two (2) Business Days of entering into such definitive agreement, making such recommendation, or consummating such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the same meaning as the term “Acquisition Proposal” set forth in Annex A, except that (i) all references to fifteen percent (15%) shall be deemed to be “a majority” for purposes of the definition of “Acquisition Proposal” and (ii) the reference to eighty-five percent (85%) therein shall be deemed “a majority” for purposes of this definition of an “Acquisition Proposal”.

(c)   The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement (including the Offer and the Merger), and that, without these agreements, Parent would not enter into this Agreement. If the Company fails to pay promptly the fee due pursuant to this Section 7.3, the Company will also pay to Parent Parent’s reasonable costs and expenses (including legal fees and expenses) in connection with any successful action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by Citibank, N.A. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Payment of the fees and expenses described in this Section 7.3 shall not be in lieu of damages incurred in the event of breach of this Agreement described in Section 7.3(a), but otherwise shall constitute the sole and exclusive remedy of the parties in connection with any termination of this Agreement.

7.4   Amendment.   Subject to the other provisions of this Agreement (including Section 1.3(c) hereof), this Agreement may be amended by the parties hereto (or successors thereto), by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto (or successors thereto).

7.5   Extension; Waiver.   At any time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

General Provisions

8.1   Non-Survival of Representations, Warranties and Agreements.   None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article VIII.

8.2   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)   if to Parent or Merger Sub, to:

Cognos Incorporated
3755 Riverside Drive
P.O. Box 9707, Station T
Ottawa, ON, Canada
K1G 4K9
Attention: Senior Vice President, Chief Legal Officer & Secretary
Facsimile No.: (613) 738-7442

with a copy to:
Kevin M. Barry
Bingham McCutchen LLP
150 Federal Street
Boston, MA 02110
Fascimile No.: (617) 951-8736

(b)   if to the Company to:

Applix, Inc.
289 Turnpike Road
Westborough, MA 01581
Attention: David C. Mahoney, President and Chief Executive Officer
Facsimile No.: (508) 366-9313

with a copy to:
Hal J. Leibowitz
Patrick J. Rondeau
Wilmer Culter Pickering Hale and Dorr, LLP
60 State Street
Boston, MA 02109
Fascimile No.: (617) 526-5000

8.3   Construction and Interpretation.   In this Agreement: (i) when a reference is made to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless the context otherwise requires; (ii) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (iii) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (iv) any reference to an agreement or to a specific statute means such agreement or law, as the case may be, as amended, restated or supplemented from time to time; (v) the terms defined in this Agreement apply the singular and the plural and to the masculine as well as to the feminine and neuter genders of such term, and in each case, vice versa; (vi) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article or Section; (vii) “days” means calendar days; (viii) references to specific laws (such as the Code, HSR Act and ERISA) or to specific provisions of laws include all rules and regulations promulgated thereunder and references to Applicable Law includes all applicable statutes, laws, ordinances, rules, regulations, of any Governmental Authority; (ix) references to “$” or “dollars” means United States dollars; and (x) references to any Contract, Permit or other document, instrument or agreement having been “delivered”, “provided”, or “made available” to Parent or Merger Sub includes any such Contract, Permit or other document, instrument or agreement having been made available to Parent, Merger Sub or their respective Representatives in an electronic data room or filed via EDGAR prior to the date of this Agreement; provided that any documents filed via Edgar shall be accurate, complete and publicly available. No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

8.4   Counterparts.   This Agreement may be executed in one or more counterparts, including by facsimile signature, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

8.5   Entire Agreement; No Third Party Beneficiaries.

(a)   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement which shall survive the execution and delivery of this Agreement.

(b)   Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) holders, as of the Effective Time, of Company Common Stock and Company Stock Options shall be third party beneficiaries from and after the occurrence of the Effective Time with respect to Article II, but shall have no rights under this Agreement before the Effective Time or in the event this Agreement terminates for any reason without the Effective Time having occurred and (ii) the Indemnified Persons shall be third party beneficiaries from and after the occurrence of the Effective Time with respect to Section 5.9, but shall have no rights under this Agreement before the Effective Time or in the event this Agreement terminates for any reason without the Effective Time having occurred.

8.6   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.7   Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.8   No Waiver.   No waiver by either party hereto of any breach of any covenant, agreement, representation or warranty hereunder shall be deemed a waiver of any preceding or succeeding breach of the same. The exercise of any right granted to either party herein shall not operate as a waiver of any default or breach on the part of the other party hereto.

8.9   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.10   Assignment; Successors and Assigns.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, prior to the Company obtaining the Required Company Vote, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.11   Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. In addition and notwithstanding any prior agreement of the parties to the contrary, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any court of the United States located in the Commonwealth of Massachusetts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a court of the United States located in the Commonwealth of Massachusetts.

8.12   Other Remedies.   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

In Witness Whereof, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above-written.

COGNOS INCORPORATED
By:	/s/ ROB ASHE
Name: Rob Ashe
Title: Chief Executive Officer
DIMENSION ACQUISITION CORP.
By:	/s/ TOM MANLEY
Name: Tom Manley
Title: President
APPLIX, INC.
By:	/s/ DAVID C. MAHONEY
Name: David C. Mahoney
Title: President & CEO

ANNEX A

DEFINED TERMS

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, inquiry or indication of interest relating to any transaction or series of related transactions involving (i) any acquisition or purchase from the Company or any of its Subsidiaries by any third party, directly or indirectly, of 15% or more of the total outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the total consolidated assets of the Company, or any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 15% or more of the total outstanding voting or equity securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the total consolidated assets of the Company, (ii) any merger, amalgamation, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, pursuant to which the stockholders of the Company immediately preceding such transaction hold, directly or indirectly, less than 85% of the equity interests in the surviving or resulting entity of such transaction, (iii) any sale or lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), or disposition of 15% or more of the consolidated assets of the Company (measured by the lesser of book or fair market value thereof), or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person.

“Agreement” is defined in the Preamble.

“Applicable Law” means, with respect to any Person, any international, national, federal, provincial, state or local law, constitution, principle of common law, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted or promulgated by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Appointment Time” is defined in Section 1.3(a).

“Articles of Merger” is defined in Section 2.3.

“Bankruptcy and Equity Exception” is defined in Section 3.2(b).

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Cashed Out Option” is defined in Section 2.7(a).

“Certificate” is defined in Section 2.6(b).

“Closing” is defined in Section 2.2.

“Closing Date” is defined in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Adverse Recommendation Change” is defined in Section 5.4(a).

“Company Advisor” is defined in Section 3.24.

“Company Balance Sheet” means the balance sheet filed with the SEC on Form 10-Q for the fiscal quarter ended June 30, 2007 and “Company Balance Sheet Date” means June 30, 2007.

“Company Board” means the board of directors of the Company or any committee thereof.

“Company Board Recommendation” is defined in Section 3.2(b).

“Company Common Stock” is defined in the Recitals.

“Company Disclosure Letter” is defined in the introductory paragraph of Article III.

“Company Employees” is defined in Section 5.7(a).

“Company IP” means all Intellectual Property Rights owned, developed or acquired by assignment by the Company and/or its Subsidiaries.

“Company Material Adverse Effect” means a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising out of (i) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the transactions contemplated by this Agreement, including the Offer and the Merger, (ii) general economic, market or political conditions (including acts of terrorism or war or other force majeure events) that do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (iii) general conditions in the industry in which the Company and its Subsidiaries operate that do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole, (iv) any changes (after the date hereof) in GAAP or Applicable Law, (v) any failure, in and of itself, by the Company to meet any published estimates of revenues, earnings or other financial projections (it being understood, however, that any effects causing or contributing to such failure may be deemed to constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred) or (vi) any legal Proceeding brought by a Company Stockholder (whether on his, her or its own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Offer and the Merger).

“Company Option” is defined in Section 2.7(a).

“Company Plans” is defined in Section 3.15(a).

“Company SEC Reports” is defined in Section 3.6(a).

“Company Software Products” means (i) all software products sold or offered for sale by the Company or its Subsidiaries and (ii) all other software products proprietary to the Company or its Subsidiaries that are used in the conduct of their business.

“Company Stock Plans” is defined in Section 3.3(a).

“Company Stockholders” is defined in Section 1.1(f).

“Company Stockholders’ Meeting” is defined in Section 5.5(a).

“Confidentiality Agreement” is defined in Section 5.2(c).

“Continuing Director(s)” is defined in Section 1.3(a).

“Contract” means any legally binding written or oral contract, agreement, plan, arrangement note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other instrument of any kind.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” shall have a correlative meaning). For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.

“Converted Option” is defined in Section 2.7(a).

“Designated SEC Report” means the Annual Report on Form 10-K filed by the Company for the fiscal year ended December 31, 2006, and each Quarterly Report on Form 10-Q and Current Report on Form 8-K, in each case, filed by the Company after the filing date of such Annual Report and prior to the date hereof, but excluding therefrom any discussion or disclosure of risk factors.

“D&O Insurance” is defined in Section 5.9(c)

“DOJ” is defined in Section 5.3(b).

“Effective Time” is defined in Section 2.3.

“Encumbrances” is defined in Section 3.4(a).

“Environmental Laws” means any and all laws, rules, orders, regulations, statutes, ordinances, legally enforceable guidelines, codes, decrees, or other legally enforceable requirement (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

“Environmental Permits” means any and all permits, licenses, registrations, approvals, notifications, exemptions and other authorization required under any Environmental Laws.

“Environmental Report” means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.15(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” is defined in Section 2.8(b).

“Exchange Ratio” is defined in Section 2.7(b).

“Expenses” includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer and all other matters related to the transactions contemplated hereby.

“FTC” is defined in Section 5.3(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any domestic or foreign federal, state, provincial, municipal or local court, administrative or regulatory agency or commission or other governmental entity or instrumentality, NASDAQ, the National Association of Securities Dealers, Inc. or the Public Company Accounting Oversight Board.

“Grant Date” is defined in Section 3.3(d).

“HSR Act” is defined in Section 3.5(b).

“Indemnified Persons” is defined in Section 5.9(b).

“Intellectual Property Rights” means all worldwide rights in (i) inventions, whether or not patentable, (ii) patents and patent applications, (iii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (iv) rights of publicity and other rights to use the names and likeness of individuals, (v) copyrights, rights in databases and related rights, whether or not registered, (vi) mask works, (vii) computer software, data, databases, files, and documentation and other materials related to the foregoing, (viii) trade secrets and confidential, technical and business information, (ix) any other similar type of proprietary intellectual property right, (x) all rights to any of the foregoing provided by bilateral or international treaties or conventions, (xi) all other intellectual property or proprietary rights and (xii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased by the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks).

“Judgment” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person.

“Key Employees” is defined in the Recitals.

“knowledge” (or similar terms) means, with respect to any Person, the actual knowledge of any of (i) the executive officers of such Person, (ii) the general counsel of such Person (if any), or (iii) the principal accounting officer and controller of such Person.

“Leased Real Property” is defined in Section 3.21(b).

“Leases” means, with respect to any Person, all leases (including subleases, license or any occupancy agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee or guarantor.

“Massachusetts Law” means the MBCA, the Massachusetts General Laws and any other applicable law of the Commonwealth of Massachusetts.

“MBCA” is defined in Section 1.2(a).

“Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets is bound under which the Company or any Subsidiary has any continuing material obligations as of the date hereof, that (i) does not terminate or is otherwise not cancelable within one year without material penalty, cost or liability and requires payments by the Company or any of its Subsidiaries in excess of $100,000 per year, (ii) contains provisions prohibiting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date, (iii) directly relates to any material Intellectual Property Rights that are owned by the Company or any of its Subsidiaries, other than Contracts with customers, distributors or sales representatives in the ordinary course of business, (iv) grants any (x) exclusive license or supply or distribution agreement or other exclusive rights or (y) “most favored nation” rights, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property, (v) is required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the

Securities Act, (vi) relates to indebtedness for money borrowed by the Company or any of its Subsidiaries (or other financing arrangements having the economic effect of indebtedness) in excess of $500,000, (vii) is a Lease material to the conduct of the Company’s business, (viii) is between the Company or any Subsidiary and any Key Employee with respect to compensation, confidentiality or non-solicitation arrangements with such Persons and (ix) is between the Company or any Subsidiary and any of the top 20 customers of the Company based on revenue in the twelve-month period ended July 31, 2007.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, radioactivity, and any other substances of any kind, that is regulated pursuant to or could give rise to liability under any Environmental Laws.

“Merger” is defined in Section 2.1.

“Merger Consideration” is defined in Section 2.6(a).

“Merger Sub” is defined in the Preamble.

“Minimum Condition” is defined in Section 1.1(a).

“NASDAQ” means the NASDAQ Stock Market.

“Necessary IP Rights” is defined in Section 3.17(a).

“Offer” is defined in the Recitals.

“Offer Documents” is defined in Section 1.1(f).

“Offer Price” is defined in the Recitals.

“Offer to Purchase” is defined in Section 1.1(f).

“PBGC” is defined in Section 3.15(f).

“Parent” is defined in the Preamble.

“Parent Common Stock” means the common shares of Parent.

“Parent Material Adverse Effect” means an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated by this Agreement prior to the Termination Date.

“Parent-Owned Stock” is defined in Section 2.6(a).

“Payment Agent” is defined in Section 2.8(a).

“Permits” is defined in Section 3.12(b).

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Company Balance Sheet or notes thereto, (ii) liens for Taxes not yet due or being contested in good faith by any appropriate proceedings (and for which adequate accruals or reserves have been established on the Company Balance Sheet), (iii) Encumbrances incurred in the ordinary course of business consistent in all material respects with past practice which do not materially detract from the value or materially interfere with the present use of the property or assets to which such lien relates, (iv) Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (v) undetermined or inchoate Encumbrances and any statutory Encumbrances and claimed or held by any Governmental Authority that are related to obligations that are not due or delinquent, (vi) restrictions on resale of securities imposed by Applicable Law, (vii) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority, (viii) Encumbrances imposed on the underlying fee interest in leased real property and (ix) Encumbrances (other than those securing indebtedness) that do not materially interfere with the use or operation of the property subject thereto.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pre-Appointment Period” is defined in Section 5.1.

“Proceeding” is defined in Section 3.11.

“Proxy Statement” is defined in Section 3.8(b).

“Publicly Available Software” is defined in Section 3.17(i).

“Registered IP” means all U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof, (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration, (iv) domain name registrations and Internet number assignments; and (v) other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority, in the case of each of clauses (i)-(v) above, owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Regulatory Law” is defined in Section 5.3(b).

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person.

“Required Company Vote” means the affirmative vote of a majority of the outstanding shares of Common Stock of the Company voting together as a single class entitled to vote thereon.

“Rights Agreement” means that certain Rights Agreement, dated as of September 18, 2000, as amended by Amendment No. 1 to Rights Agreement, dated as of February 27, 2004 by and between the Company and American Stock Transfer & Trust Company.

“Sarbanes-Oxley Act” is defined in Section 3.6(a).

“Schedule 14D-9” is defined in Section 1.2(b)

“Schedule TO” is defined in Section 1.1(f)

“SEC” means the Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” when used with respect to any Person means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or Controlled by such party or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal to acquire all of the outstanding shares of Company Common Stock, or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, that the Company Board determines in good faith (after consultation with a nationally recognized financial advisor and outside legal counsel, taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) (i) is more favorable and provides greater value to the Company’s stockholders (other than Parent and its Affiliates), than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to Section 7.1(d)), (ii) is not subject to any financing condition (and if financing is required, such financing is then fully committed to such Person or reasonably determined to be available by the Company Board), and (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal. Reference to “this Agreement”, the “Offer” and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are agreed to by Parent or Merger Sub in accordance with Section 7.1(d) after either of them receives written notice from the Company pursuant to Section 5.4(c) of the existence of, the identity of the Person making, and the terms and conditions of, any Acquisition Proposal.

“Surviving Corporation” is defined in Section 2.1.

“Taxes” means all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including any interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

“Tax Authority” means any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Tax Return” means any report, return, document, declaration or other information or filing and any schedule or attachment thereto or amendment thereof, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns.

“Tender and Voting Agreement(s)” is defined in the Recitals.

“Termination Date” is defined in Section 7.1(b).

“Termination Fee” is defined in Section 7.3(b).

“the other party” means, with respect to the Company, Parent and, with respect to Parent, the Company and “third party” means any Person that is not an Affiliate of either Parent or the Company.

“Top-Up Exercise Event” is defined in Section 1.4(b).

“Top-Up Option” is defined in Section 1.4(a).

“Top-Up Option Shares” is defined in Section 1.4(a).

“Treasury Regulations” means the Department of the Treasury Regulations promulgated under the Code.

ANNEX B

KEY EMPLOYEES

Tom Baldwin

Paul Constantino

Ed Gromann

Jay Howald

Piyush Jain

Michael Morrison

Manny Perez

Martin Richmond-Coggan

Chanchal Samanta

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ANNEX C

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer, but subject to compliance with Section 1.1 of that certain Agreement and Plan of Merger, dated as of September 4, 2007 (the “Agreement”) by and among Cognos Incorporated, a Canadian corporation (“Parent”), Dimension Acquisition Corp., a Massachusetts corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and Applix, Inc., a Massachusetts corporation (the “Company”) (capitalized terms that are used but not otherwise defined in this Annex C shall have the respective meanings ascribed thereto in the Agreement), and in addition to (and not in limitation of) the rights and obligations of Merger Sub to extend and/or amend the Offer at any time in its sole discretion (subject to the terms and conditions of the Agreement), Merger Sub (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any tendered shares of Company Common Stock, (ii) may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered shares of Company Common Stock and (iii) may terminate or amend the Offer as to shares of Company Common Stock not then paid for, in the event that at or immediately prior to the scheduled expiration of the Offer (as it may be extended pursuant to Section 1.1(c) of the Agreement), (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act or the Gesetz gegen Wettbewerbsbeschrankangun shall not have expired or been terminated and any necessary approvals thereunder shall not have been received, (B) the Minimum Condition shall not have been satisfied or (C) any of the following shall have occurred and be continuing:

(1)   any statute, rule, regulation, legislation, judgment, order or injunction shall be enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer by any Governmental Authority of competent jurisdiction (other than the application of the waiting period provisions of the HSR Act or Regulatory Law to the Offer or the Merger), that has or is reasonably likely to have any of the following consequences:

(A)  make illegal or otherwise prohibits the consummation of the Offer or the Merger;

(B)   prohibit or materially limit the ownership or operation by Parent or Merger Sub of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or compel Parent or Merger Sub to dispose of or hold separate all or any material portion of the business or assets of Parent, or of the Company and its Subsidiaries, taken as a whole, or seek to impose any material limitations on the ability of Parent to conduct its business or own such assets;

(C)   impose material limitations on the ability of Parent or Merger Sub effectively to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock, including, without limitation, the right to vote any shares of Company Common Stock acquired or owned by Merger Sub or Parent on all matters properly presented to the Company’s stockholders; or

(D)  require any divestiture by Parent or Merger Sub of any shares of Company Common Stock or material assets of the Company and its Subsidiaries, taken as a whole.

(2)   there shall be instituted or pending any Proceeding by or before any Governmental Authority that is reasonably likely to result in any of the consequences referred to in clauses (A) through (D) of paragraph (1) above;

(3)   any of the representations and warranties of the Company set forth in the Agreement (without giving effect to any disclosures made by the Company following the parties’ entry into this Agreement) shall not be true and correct in all respects on and as of the expiration date of the Offer with the same

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force and effect as if made on and as of such date, except (A) for any failure to be so true and correct as has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect (and for purposes of this paragraph (5), any qualifications in such representations as to materiality (but not dollar thresholds) or a “Company Material Adverse Effect” shall be disregarded), (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, for any failure to be so true and correct as has not had and is not reasonably likely to result in, individually or in the aggregate, a Company Material Adverse Effect);

(4)   the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any covenant or other agreement of the Company to be performed or complied with by it under the Agreement; or

(5)   the Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

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ANNEX D

Form of Tender and Voting Agreement—See attached

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